Exhibit 16

Securities and Exchange Commission

Station Place

100 F Street, NE

Washington, D.C. 20549

RE: Advanced Growing Systems, Inc.

File No.: 000-52572

We have read Advanced Growing Systems, Inc.’s statements included under Item 4.01 of its Form 8-K/A dated September 8, 2008, which is to be filed with the Securities and Exchange Commission, and we agree with such statements as they pertain to our firm.

/s/ Whitley Penn LLP

Fort Worth, Texas
September 18, 2008